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                                                                    EXHIBIT 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Autodesk, Inc. Nonstatutory Stock Option Plan of our report dated February 22, 1999 (except for Note 12, as to which the date is March 16, 1999), with respect to the consolidated financial statements of Autodesk, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended January 31, 1999, the related financial statement schedule included therein, and our report dated May 26, 1999 with respect to the supplemental consolidated financial statements and schedule of Autodesk, Inc. included in its Current Report on Form 8-K/A dated May 28, 1999, filed with the Securities and Exchange Commission.

                                                /s/ Ernst & Young LLP

San Jose, California
December 7, 1999